AzurRx BioPharma Issues Letter to Shareholders

NEW YORK, April 21, 2020 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today issued the following letter to its shareholders and the investment community from James Sapirstein, President and Chief Executive Officer.

Dear AzurRx Shareholders,

I hope that all is well with you and your families during these difficult and unprecedented times of the COVID-19 pandemic. When I last wrote to you six months ago (on October 22, 2019), as the newly appointed President and CEO of AzurRx, I spoke about my strong belief in the potential of MS1819, our focus on building shareholder value and in raising sufficient capital to achieve our milestones. I am pleased to say we have made progress towards all of these goals. Let me now provide a more detailed update on our progress and share with you our goals for 2020 and 2021, including our plans to develop MS1819 into a Phase 3 ready asset that can potentially be monetized.

Clinical Trials

OPTION 2 Trial

Despite COVID-19, we currently anticipate only minor delays in initiating and completing our dose-escalating Phase 2 OPTION 2 monotherapy clinical trial, using 2.2g and 4.4g doses of MS1819 in enteric capsules in the U.S. and Poland. During Q1 2020, we executed contracts with our clinical research organizations (CROs) and began preparation for the trial, including identifying the trial sites and investigators. In addition, the clinical trial protocol has been reviewed by the FDA with no comments, and we intend to begin Institutional Review Board (IRB) reviews shortly. Barring any significant coronavirus developments, we should be able to initiate the OPTION 2 Trial by the end of Q2 2020 and expect top line data in Q1 2021.

Combination Trial

In Q4 2019 we dosed the first patient in our Phase 2 combination therapy clinical trial in Hungary. In January 2020 we reported that the data from the first five patients in the study, for primary and secondary efficacy endpoints, was positive and that there were no safety issues. We are completing the trial in sites in Hungary and plan to open new trial sites in Spain, and possibly in Turkey, in Q3 2020. We plan to release interim data during Q3 2020, anticipate completion of the Combination Trial by the end of 2020 and top line data in Q1 2021.

Although we are very pleased with our current clinical trial progress, the impact of COVID-19 on clinical trials changes on a daily basis and could in the future impact the progress of our trials. We intend to provide updates if required as the COVID-19 pandemic continues to develop.

Clinical Supply Chain (CMC)

Earlier this month we signed a manufacturing agreement with Delpharm, a leading contract development manufacturing organization (CDMO), for the clinical drug supply of MS1819 for the OPTION 2 clinical trial scheduled to initiate in Q2 2020. This marks the first time that MS1819 will be manufactured with enteric capsules, which we believe should prevent the MS1819 lipase from breaking down prior to reaching the duodenum so that substantially more (~50%) drug product can be released. Our supply chain remains intact and, as of today, has not been impacted by COVID-19.

Relatedly, COVID-19 highlights both the health risk of animal pathogens in medicinal products and the risk of supply chain disruption, when animals are either quarantined or culled. For example, in 2019 the Chinese government ordered the culling of half of their pig population following a swine flu epidemic. Chinese pigs are the source of a majority of the world’s porcine pancreases used in pancreatic enzyme replacement therapy (PERT) products. In contrast, MS1819 is a synthetic recombinant yeast that can be safely and reliably produced in fermenters under the strictest quality control.

Personnel

We have taken several steps to strengthen our team, broaden our talent pool and consolidate and streamline our operations:

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Finance: hiring Daniel Schneiderman as our Chief Financial Officer and a new Controller;
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Clinical Operations: consolidation of all U.S.-European clinical trial programs under Jim Pennington, M.D., our Chief Medical Officer;
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Chemistry, Manufacturing & Controls (CMC): hiring Ted Stover to serve as global Product Development Manager for MS1819; and
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Board of Directors: appointing Greg Oakes, a seasoned biotech executive with significant experience and a track record in pharma commercialization and partnering.

Finance

We have made considerable progress in strengthening our balance sheet, realigning and reducing operating expenses and improving our financial controls.

Capital Raised

In November 2019, we entered into a purchase agreement for a $15 million equity line of credit with Lincoln Park Capital Fund, a Chicago-based institutional investor and a long-standing investor in AzurRx. This has provided us with access to sufficient capital to move forward with our two Phase 2 clinical trials for MS1819.

As a follow up to the Lincoln Park equity line, in December 2019 and January 2020, we closed a $6.9 million private placement consisting of senior convertible promissory notes and warrants. The convertible notes are convertible into common stock at $0.97 per share, accrue interest at 9% per annum and mature on September 20, 2020. Many of our long-standing investors participated in this round, and we greatly appreciate their continued support of AzurRx.

With these funds, we have been able to continue investing in our clinical trials – by funding both the combination therapy study in Europe and preparations for the upcoming OPTION 2 monotherapy study in the United States and Poland. Simultaneous to our fundraising efforts, we also significantly reduced our liabilities – by restructuring and paying off most of our short-term obligations, including accounts payable and promissory notes.

In addition, in Q1 2020, we received an aggregate total of $1.77 million in non-dilutive funding from our French R&D tax credit (CIR) for the years 2017 and 2018. We anticipate receiving our 2019 CIR towards the end of the year.

Finally, in April 2020, we received a CARES Act Paycheck Protection Program (PPP) loan of approximately $180,000 through the Small Business Administration (SBA). This loan, which may be forgivable, will be used to pay employees and other eligible expenses such as rent during the COVID-19 crisis.

Financial Controls and Spend

Upon joining AzurRx, one of my first objectives was to hire a new financial team to both improve our financial controls and bring them fully in-house. As mentioned above, in Q1 2020 we hired a new CFO and Controller and they have rationalized our budgeting process, introduced cost saving measures, and introduced the appropriate controls across our U.S. and French operations.

As part of our strategic review, we made the decision to discontinue both our AZX1103 beta-lactamase and MTAN pre-clinical programs in order to fully concentrate our resources on the development of MS1819.

As a result of these efforts, we have been able to reduce our monthly expenses, while continuing to advance our clinical programs for MS1819. Our workforce has successfully transferred to a work-at-home setting, and I would also like to emphasize that our progress and clinical trial preparations are continuing even in the current COVID-19 environment.

Looking Ahead

I would like to reiterate my firm and continued belief in the potential for MS1819 as we remain focused on building shareholder value and executing upon our corporate objectives and milestones.  We believe that the successful completion and release of key efficacy data from the Phase 2 monotherapy and combination therapy trials in Q1 2021 represent inflection points that can increase the value of AzurRx and provides the fundamental basis for developing MS1819 into a Phase 3 ready asset.

In addition to executing on our clinical studies and releasing data, we plan to spend 2020 and early 2021 focusing on the necessary CMC and regulatory objectives needed to fully develop MS1819 for Phase 3 and commercialization.  To that end, we are planning for a new manufacturing campaign to optimize our long-term drug supply chain and evaluate process improvements to further reduce manufacturing costs. Additionally, this campaign will support the toxicity studies needed to provide the clinical drug supply necessary to initiate our Phase 3 trial. Finally, we will be drafting a pediatric study plan to support a successful end of Phase 2 meeting with the FDA.

I believe achieving these clinical, CMC and regulatory milestones are critical in order to maximize the value of AzurRx and reward the patience and support of our investors and stakeholders.

Once again, I want to extend my personal thanks to all of you for your support of AzurRx and my personal wish that you and your loved ones stay healthy and safe.

Best regards,

James Sapirstein
President & CEO
AzurRx BioPharma, Inc.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is a biopharmaceutical company engaged in the development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. The Company is headquartered in New York, NY, with scientific operations based in Langlade, France and clinical operations in Hayward, California.  Additional information on the Company can be found at www.azurrx.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819 and the results of its clinical trials, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019  under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: 617-430-7578
hans@lifesciadvisors.com